UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 13, 2013

Taylor Capital Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-50034	36-4108550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9550 West Higgins Road, Rosemont, Illinois	60018
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (847) 653-7978

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¬	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
¬	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
¬	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
¬	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On June 12, 2013, Taylor Capital Group, Inc. (the “Company”) sent notice to the holders of its 8% Subordinated Notes due 2020 (the “Notes”) of its election to prepay in full on June 20, 2013 the outstanding $37.5 million principal amount of the Notes, together with accrued interest thereon to June 20, 2013, plus a prepayment premium equal to 1.5% of the principal of the Notes. The Notes were issued by the Company in 2010, and have a scheduled maturity date of May 2020.

The aggregate amount of funds required to prepay the Notes is expected to be $38.1 million, consisting of $37.5 million principal amount and $0.6 million of prepayment premium and accrued interest. The funds necessary to prepay the principal amount, prepayment premium and accrued interest on the Notes will be obtained from the Company's existing cash on hand and will be sent to the Company's Transfer Agent on or about June 19, 2013. The prepayment of the Notes will result in a non-recurring, pre-tax charge of approximately $5.4 million associated with the unamortized discount, unamortized original issuance costs of the Notes and the prepayment premium.

Cautionary Note Regarding Forward-Looking Statements: Certain statements in this report constitute forward-looking statements. These forward-looking statements reflect current expectations about certain prospects and opportunities, and anticipated or expected events. These forward-looking statements may be identified by words such as “may,” “plan,” “should,” “will,” “expect,” “believe,” “intend,” “could” and “estimate” and similar expressions. These forward-looking statements are based on information currently available and are subject to a number of risks, uncertainties and other factors that could cause Taylor Capital Group, Inc.'s performance and actual events in 2013 and beyond to differ materially from expectations expressed in, or implied by, these forward-looking statements.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 13, 2013

TAYLOR CAPITAL GROUP, INC.

By:	/s/ Randall T. Conte
Randall T. Conte
Chief Financial Officer